Exhibit 10.3

December 1, 2017

Ken Tacelli

via Echosign

Dear Ken,

The purpose of this letter is to memorialize the terms of your eligibility for severance with Datawatch Corporation (the “Company”) in the event that you are involuntarily terminated by the Company or a successor to the Company without Cause (as defined in Paragraph 4 below), or if you terminate your employment with the Company for Good Reason (as defined in Paragraph 3 below). This letter amends, restates and replaces in its entirety the letter agreement, dated as of July 25, 2016, by and between you and the Company (the “Prior Agreement”).

1.          As an at-will employee, either you or the Company may terminate your employment at any time for any or no reason with or without notice. Neither this letter nor its terms constitute a contract for continued employment or a contract for a specific term of employment. Instead, this letter sets forth the terms of our agreement with respect to your eligibility for severance.

2.          For purposes of this Agreement, a “Change in Control” means the occurrence of any of the following events:

(a)  The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such surviving, resulting or reorganized corporation or person immediately after such transaction is held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock") immediately prior to such transaction;

(b)  The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

Datawatch Corporation

4 Crosby Drive Bedford MA 01730	info@datawatch.com

T. 978 441 2200 | F. 978 441 1114	www.datawatch.com

(c)  There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any "person" (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the "beneficial owner" (as such term is used in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the Voting Stock of the Company;

(d)  The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred; or

(e)  If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least a majority of the directors then still in office who were directors of the Company at the beginning of any such period; provided, however, that a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because (x) the Company, (y) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities, or (z) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or because the Company reports that a change in control of the Company has occurred by reason of such beneficial ownership.

3.          In the event that you voluntarily terminate your employment with the Company at your own election and without Good Reason, you shall be entitled to no severance. For the purpose of this Agreement, “Good Reason” is defined as (i) a material diminution in the nature or scope of your responsibilities, duties or authority; provided, however, that the transfer of certain job responsibilities, or the assignment to others of your duties and responsibilities while you are out of work due to a disability or on a leave of absence for any reason, shall not constitute a material diminution in the nature or scope of the your responsibilities, duties or authority as set forth in this Paragraph, (ii) a material diminution in your annual salary rate, or (iii) a change in the geographic location where you are required to perform services or at which you are principally employed to a geographic location more than 50 miles from the Company’s current corporate headquarters in Bedford, Massachusetts.

4.          In the event that the Company terminates your employment for “Cause,” you shall be entitled to no severance. Termination by the Company shall constitute a termination for Cause under this Paragraph 4 if such termination is for one or more of the following reasons:

Datawatch Corporation

4 Crosby Drive Bedford MA 01730	info@datawatch.com

T. 978 441 2200 | F. 978 441 1114	www.datawatch.com

(a)  the willful and continuing failure or refusal by you to render services to the Company in accordance with your obligations to the Company;

(b)  gross negligence, dishonesty, breach of fiduciary duty or breach of the terms of any other agreements executed in connection herewith;

(c)  the commission by you of an act of fraud, embezzlement or substantial disregard of the rules or policies of the Company;

(d)  acts which, in the judgment of the Board of Directors, would tend to generate significant adverse publicity toward the Company;

(e)  the commission, or plea of nolo contendere, by you of a felony; or

(f)  a breach by you of the terms of the Proprietary Information, Inventions and Non-Competition Agreement executed by you.

5.	(a) In the event that the Company or any successor company terminates your employment for any reason other than those stated in Paragraph 4 above or if you terminate your employment for Good Reason as defined in Paragraph 3, and you sign a comprehensive release in the form, and of a scope, acceptable to the Company (the “Release”), the Company will pay you severance payments in equal monthly installments at your then monthly base salary for six months following your termination (the “Primary Severance Period”). Such payments shall be made in accordance with the Company’s customary payroll practices and shall be subject to all applicable federal and state withholding, payroll and other taxes.

(b)  If, within the twelve-month period immediately following a Change in Control, (i) the Company or any successor company terminates your employment for any reason other than those stated in Paragraph 4 above or (ii) you terminate your employment for Good Reason as defined in Paragraph 3, and you sign a Release, the Company will pay you severance payments in equal monthly installments at your then monthly base salary for an additional six months following your termination (the “CIC Severance Period” and, together with the Primary Severance Period, collectively, the “Severance Period”). For the avoidance of doubt, the payment of any amounts owed to you under this Paragraph 5(b) shall be in addition to, and not in substitution of, the payments that would also be owed to you pursuant to Paragraph 5(a).

(c)  Any payments pursuant to this Paragraph 5 shall be made in accordance with the Company’s customary payroll practices and shall be subject to all applicable federal and state withholding, payroll and other taxes.

Datawatch Corporation

4 Crosby Drive Bedford MA 01730	info@datawatch.com

T. 978 441 2200 | F. 978 441 1114	www.datawatch.com

(d)  For the duration of the applicable Severance Period, the Company shall also pay to you a taxable monthly payment (the “Taxable Payments”) in an amount equal to the Company’s share of your monthly premium for group medical and dental coverage that is in effect immediately prior to termination of your employment. For the avoidance of doubt, the Taxable Payments may be used by you for any purpose, including, but not limited to continuation of your medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for which you shall be eligible immediately following termination of your employment, subject to the terms and conditions applicable to COBRA coverage.

(e)  If you breach your post-employment obligations under your Proprietary Information Inventions and Non-Competition Agreement, the Company may immediately cease payment of all severance and/or benefits described in this Agreement. This cessation of severance and/or benefits shall be in addition to, and not as an alternative to, any other remedies in law or in equity available to the Company, including the right to seek specific performance or an injunction.

6.	(a) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to you or for your benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would, but for this Paragraph 6 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under subparagraph (i) above is less than the amount under subparagraph (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). For purposes of this Agreement, “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b)  Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii)         all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Datawatch Corporation

4 Crosby Drive Bedford MA 01730	info@datawatch.com

T. 978 441 2200 | F. 978 441 1114	www.datawatch.com

(c)  Any determination required under this Paragraph 6, including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. You shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Paragraph 6. The Company's determination shall be final and binding on you.

(d)  It is possible that after the determinations and selections made pursuant to this Paragraph 6, you will receive Covered Payments that are in the aggregate more than the amount provided under this Paragraph 6 (“Overpayment”) or less than the amount provided under this Paragraph 6 (“Underpayment”). In the event that it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then you shall pay any such Overpayment to the Company. In the event that a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of you.

7.          The terms of this agreement constitute the entire understanding relating to your employment and supersede and cancel all agreements, written or oral, made prior to the date hereof between you and the Company relating to your employment with the Company (including, without limitation, the Prior Agreement); provided, however, that nothing herein shall be deemed to limit or terminate the provisions of Proprietary Information, Inventions and Non-Competition Agreement executed by you or in any manner alter the terms of any Restricted Stock Unit Agreement entered into between you and the Company.

8.          This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of Massachusetts, without giving effect to the principles of choice of law or conflicts of law of Massachusetts and this Agreement shall be deemed to be performable in Massachusetts. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be commenced or maintained in any state or federal court located in Massachusetts, and Executive hereby submits to the jurisdiction and venue of any such court.

9.          No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. No modification or waiver by the Company shall be effective without the consent of the Board of Directors then in office at the time of such modification or waiver.

10.         You acknowledge that the services to be rendered by you to the Company are unique and personal in nature. Accordingly, you may not assign any of your rights or delegate any of your duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement may be assigned by the Company and shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

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Datawatch Corporation

4 Crosby Drive Bedford MA 01730	info@datawatch.com

T. 978 441 2200 | F. 978 441 1114	www.datawatch.com

If this letter correctly states the understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Very truly yours,

DATAWATCH CORPORATION

/s/ Brigid MacDonald
Brigid MacDonald
Vice President Human Resources

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, THAT YOU FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT YOU ARE VOLUNTARILY EXECUTING THE SAME.

ACCEPTED:

/s/ Ken Tacelli
Ken Tacelli

Datawatch Corporation

4 Crosby Drive Bedford MA 01730	info@datawatch.com

T. 978 441 2200 | F. 978 441 1114	www.datawatch.com